Exhibit 107.1
CALCULATION OF FILING FEE TABLES
Form S-8
(Form Type)
ServiceNow, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, issuable pursuant to the 2022 New-Hire Equity Incentive Plan	Rule 457(c) and Rule 457(h)	1,200,000 (3)	$365.02	$438,024,000.00	0.0001102	$48,270.24
Total Offering Amounts					$438,024,000.00	0.0001102	$48,270.24
Total Fee Offsets							$—
Net Fee Due							$48,270.24

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s 2022 New-Hire Equity Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s Common Stock.

(2)
Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $365.02 was computed by averaging the high and low prices of a share of Registrant’s common stock as reported on The New York Stock Exchange (“NYSE”) on November 9, 2022.

(3)	Represents shares of Common Stock reserved for issuance under the Registrant’s 2022 Plan.